CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Buffered Jump Securities due 2011	$2,633,000	$187.73

PROSPECTUS Dated December 23, 2008	Pricing Supplement No. 437 to
PROSPECTUS SUPPLEMENT Dated December 23, 2008	Registration Statement No. 333-156423
Dated July 26, 2010
Rule 424(b)(2)
$2,633,000
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Buffered Jump Securities Based on the Performance of the Brazilian Real
Relative to the U.S. Dollar due December 23, 2011

Unlike ordinary debt securities, the Buffered Jump Securities Based on the Performance of the Brazilian Real Relative to the U.S. Dollar due December 23, 2011, which we refer to as the securities, do not pay interest and do not guarantee the full return of principal at maturity.  Instead, at maturity you will receive for each $1,000 stated principal amount of securities that you hold, an amount in cash that will vary depending upon the performance of the Brazilian Real (the “real”) relative to the U.S. dollar (the “dollar”), on the valuation date.  If the real strengthens relative to the dollar as measured on the valuation date, you will receive the fixed upside payment described below. However, if the real weakens relative to the dollar by more than 10%, the payment at maturity will be less and may be significantly less than the stated principal amount of the securities.  Under no circumstances will the payment due at maturity be less than $100 per security.  The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
•	The stated principal amount and original issue price of each security is $1,000.
•	We will not pay interest on the securities.
•	At maturity, you will receive for each $1,000 stated principal amount of securities that you hold, an amount in cash equal to:
º	if the currency performance is positive, which means that the real has strengthened relative to the dollar:
$1,000 plus the upside payment
º
if the currency performance is less than or equal to zero but greater than or equal to -10%, which means that the real has remained unchanged or weakened relative to the dollar by no more than the buffer amount of 10%,

$1,000
º	if the currency performance is less than -10%, which means that the real has weakened relative to the dollar by more than the buffer amount of 10%:
$1,000 x (1+ currency performance) + $100
This amount will be less than the stated principal amount of $1,000.  However, under no circumstances will the payment due at maturity be less than $100 per security.
•
The upside payment will be equal to $250 per security (25% of the stated principal amount).  Accordingly, even if the real has appreciated significantly relative to the dollar, your payment at maturity will not exceed $1,250 per security.

•	The buffer amount will be 10%.
•	The minimum payment at maturity will be $100 per security.
•	The currency performance will equal: (initial exchange rate/ final exchange rate) – 1.
•	The initial exchange rate is 1.7669, which is the exchange rate on the day we priced the securities for initial sale to the public, which we refer to as the pricing date.
•	The final exchange rate will equal the exchange rate on December 20, 2011, which we refer to as the valuation date.
•	Investing in the securities is not equivalent to investing in the real or in the dollar.
•	The securities will not be listed on any securities exchange.
•	The CUSIP number for the securities is 617482KB9. The ISIN number for the securities is US617482KB94.
You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”
The securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-8.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $1,000 PER SECURITY

	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per security	100%	2.00%	98.00%
Total	$2,633,000	$52,660	$2,580,340

(1)
The securities will be issued at $1,000 per security and the agent’s commissions will be $20 per security; provided that the price to public and the agent's commissions for the purchase by any single investor of greater than or equal to $1,000,000 and less than $3,000,000 principal amount of securities will be $996.25 per security and $16.25 per security, respectively; for the purchase by any single investor of greater than or equal to $3,000,000 and less than $5,000,000 principal amount of securities will be $994,38 per security and $14.38 per security, respectively; and for the purchase by any single investor of $5,000,000 or more principal amount of securities will be $992.5 per security and $12.50 per security, respectively.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. Incorporated, a fixed sales commission of $20 for each security they sell. See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

The agent for this offering, Morgan Stanley & Co. Incorporated, is our wholly-owned subsidiary. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The securities may not be offered or sold in the Federative Republic of Brazil  except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the securities to the public in Hong Kong as the securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The agent and each dealer represent and agree that they will not offer or sell the securities nor make the securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, whether directly or indirectly, to persons in Singapore other than:

(a)  an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)  an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)  a person who acquires the securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)  otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Buffered Jump Securities Based on the Performance of the Brazilian Real Relative to the U.S. Dollar due December 23, 2011, which we refer to as the securities, in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities are medium-term debt securities of Morgan Stanley.  The securities have been designed for investors who are willing to forgo market floating interest rates on the securities in exchange for a payment at maturity based on the performance of the Brazilian Real, which we refer to as the real, relative to the U.S. dollar, which we refer to as the dollar.  At maturity, you will receive a fixed positive return on the securities but only if the currency performance is positive, meaning that the real has appreciated relative to the dollar.  Such positive return will, however, be limited to the principal amount of $1,000 per security plus the fixed upside payment even if the appreciation in the real relative to the dollar is greater than the fixed upside payment amount in percentage terms.  However, if the real weakens relative to the dollar by more than 10%, the payment at maturity may be significantly less than the stated principal amount of the securities.  All payments on the securities, including the minimum payment amount, are subject to the credit risk of Morgan Stanley.

Each security costs $1,000
We, Morgan Stanley, are offering the Buffered Jump Securities Based on the Performance of the Brazilian Real Relative to the U.S. Dollar due December 23, 2011, which we refer to as the securities.  The stated principal amount and original issue price of each security is $1,000.

The original issue price of the securities includes the agent’s commissions paid with respect to the securities and the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the securities reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities.  See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

The securities provide a minimum payment at maturity of only 10% of principal; no interest
Unlike ordinary debt securities, the securities do not pay any interest and do not guarantee the return of 100% of the principal at maturity.  Instead, at maturity you will receive for each $1,000 stated principal amount of securities that you hold, an amount in cash that will vary depending upon the currency performance on the valuation date, and which may be significantly less than the stated principal amount of the securities.  However, under no circumstances will the payment due at maturity be less than $100 per security.  If the currency performance is positive, meaning that the real has appreciated relative to the dollar, you will receive the fixed upside payment described below.

The initial exchange rate is 1.7669, which is the exchange rate on the day we priced the securities for initial sale to the public, which we refer to as the pricing date.

The final exchange rate will be the exchange rate on December 20, 2011, which we refer to as the valuation date.

Payment at maturity depends on the currency performance
At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that will vary depending upon the currency performance on the valuation date, equal to:

•	if the currency performance is positive, which means that the real has strengthened relative to the dollar,

$1,000 plus the upside payment

Where,

upside payment = $250 per security (25% of the stated principal amount).  Accordingly, even if the appreciation of the real relative to the dollar is greater than the fixed upside payment amount in percentage terms, your payment at maturity will not exceed $1,250 per security.

•
if the currency performance is less than or equal to zero but greater than or equal to -10%, which means that the real has remained unchanged or weakened relative to the dollar by no more than the buffer amount of 10%,

$1,000

•	if the currency performance is less than -10%, which means that the real has weakened relative to the dollar by more than the buffer amount of 10%.

$1,000 x (1 + currency performance) + $100,

This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the payment due at maturity be less than $100 per security,

Where,

currency performance	=	initial exchange rate	–	1
final exchange rate

Accordingly, where the currency performance is less than -10% (i.e., the real has depreciated relative to the dollar by more than 10%), the payment at maturity will be less than the stated principal amount of $1,000 by an amount that is proportionate to the percentage weakening of the real relative to the dollar, plus a buffer amount of 10%.  However, under no circumstances will the payment due at maturity be less than $100 per security.

All payments on the securities are subject to the credit risk of Morgan Stanley.

On PS-6, we have provided a section titled “How does the BRL/USD Exchange Rate Work?” and on PS-7, we have provided a graph titled “Hypothetical Payouts on the Securities at Maturity,” which illustrates the performance of the securities at maturity over a range of hypothetical percentage changes in the exchange rate.  The graph does not show every situation that can occur.

You can review the historical exchange rates in the section of this pricing supplement called “Description of Securities—Historical Information” starting on PS-18.  You cannot predict the future exchange rates, including the exchange rate on the valuation date, based upon the historical exchange rates.

The initial exchange rate is 1.7669, which is the real/dollar exchange rate displayed on Reuters Page “BRFR” on the pricing date.

The final exchange rate will equal the real/dollar exchange rate displayed on Reuters Page “BRFR” on the valuation date.

Investing in the securities is not equivalent to investing in the real or the dollar.

Your participation in any strengthening of the Brazilian real relative to the U.S. dollar will be no greater than the upside payment
The positive return investors may realize on the securities if the currency performance is positive will be equal to, but no greater than, the upside payment of $250 per security (25% of the stated principal amount).  Accordingly, even if the appreciation of the real relative to the dollar is significant, your payment at maturity will not exceed $1,250 per security, or 125% of the stated principal amount.  See “Hypothetical Payouts on the Securities at Maturity” on PS-7.

Morgan Stanley Capital Services Inc. will be the Calculation Agent
We have appointed our affiliate, Morgan Stanley Capital Services Inc., which we refer to as MSCS, to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)), the trustee for our senior securities.  As calculation agent, MSCS has determined the initial exchange rate and will determine the final exchange rate and the payment that you will receive at maturity.

MS & Co. will be the agent; conflicts of interest
The agent for the offering of the securities, Morgan Stanley & Co. Incorporated, our wholly-owned subsidiary, which we refer to as MS & Co., will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  In accordance with NASD Rule 2720, MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer.  See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-20.

Where you can find more information on the securities
The securities are senior unsecured securities issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated December 23, 2008 and prospectus dated December 23, 2008.  We describe the basic features of this type of security in the section of the prospectus supplement called “Description of Notes—General Terms of Notes” and “––Currency-Linked Notes” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Description of Securities.”  You should also read about some of the risks involved in investing in securities in the section of this pricing supplement called “Risk Factors.”  The tax and accounting treatment of investments in currency-linked securities such as the securities may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of Securities—United States Federal Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

How to reach us	You may contact your local Morgan Stanley Smith Barney branch office or call us at (866) 477-4776.

HOW DOES THE BRL/USD EXCHANGE RATE WORK?

Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.  The currency performance represents the performance of the real relative to the dollar from the pricing date to the valuation date.  The exchange of the real relative to the dollar is expressed as the number of units of the real per dollar.  As a result, a decrease in the exchange rate means that the real has appreciated / strengthened relative to the dollar.  This means that it takes fewer of the real to purchase one (1) dollar on the valuation date than it did on the pricing date.

In the example below, an investor holding dollars could purchase 1.77610 real with $1.00 on the pricing date and if those real were converted back into dollars on the valuation date, the investor would receive $1.10 (i.e., 110% of the original $1.00) as 1.61464 real would be exchanged for $1.00 and the remaining 0.16146 real would be exchanged for an additional $0.10 at an exchange rate of 1.61464 real per dollar on the valuation date.  Accordingly, from the point of view of a dollar investor, the real has strengthened relative to the dollar by 10% and the corresponding currency performance will be 10%:

Pricing Date (# BRL / 1 USD)	Valuation Date (# BRL / 1 USD)
1.77610	1.61464

Conversely, an increase in the exchange rate means that the real has depreciated / weakened relative to the dollar.  This means that it takes more of the real to purchase one (1) dollar on the valuation date than it did on the pricing date.

In the example below, an investor holding dollars could purchase 1.77610 real with $1.00 on the pricing date and if those real were converted back into dollars on the valuation date, the investor would receive $0.90 (i.e., 90% of the original $1.00) as the 1.77610 real held by the investor would be exchanged for only $0.90 at an exchange rate of 1.97344 real per dollar on the valuation date. Accordingly, from the point of view of a dollar investor, the real has weakened relative to the dollar by 10% and the corresponding currency performance will be -10%:

Pricing Date (# BRL / 1 USD)	Valuation Date (# BRL / 1 USD)
1.77610	1.97344

Actual exchange rates on the pricing date and the valuation date will vary from those used in the examples above.

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

For each security, the following graph illustrates the payment at maturity on the securities for a range of hypothetical percentage changes in the exchange rate.  The graph is based on the following terms:

Stated Principal Amount per Security:	$1,000

Upside Payment:	$250 per Security (25% of the Stated rincipal Amount)

Buffer Amount:	10%

Minimum Payment at Maturity:	$100 per Security (10% of the Stated Principal Amount)

•
Where the currency performance is positive, the payment at maturity on the securities reflected in the graph above is greater than the $1,000 stated principal amount per security, but in all cases is equal to and will not exceed the $1,000 stated principal amount plus the upside payment of $250 per security.  In the payoff diagram above, an investor will realize the payment at maturity of $1,250 per security when currency performance is positive.

•
Where the currency performance is less than or equal to zero but greater than or equal to -10%, the payment at maturity reflected in the graph above is equal to the $1,000 stated principal amount per security.

•
Where the currency performance is less than -10%, the payment at maturity will be less than the stated principal amount of $1,000 by an amount that is proportionate to the percentage weakening of the real relative to the dollar, plus a buffer amount of 10%.  However, under no circumstances will the payment due at maturity be less than $100 per security.  For example, if the currency performance is -25%, the payment at maturity will be $850 per security (85% of the stated principal amount).

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities, do not pay any interest, and unlike ordinary debt securities, provide for the return of only 10% of principal at maturity. Investing in the securities is not equivalent to investing in the Brazilian real or the U.S. dollar. This section describes the most significant risks relating to the securities. For a complete list of risk factors, please see the accompanying prospectus supplement and the accompanying prospectus.

The securities do not pay interest and provide a minimum payment at maturity of only 10% of your principal
The terms of the securities differ from those of ordinary debt securities in that we will not pay you interest and will provide for the return of only 10% of the principal amount of the securities at maturity.  At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the currency performance on the valuation date. The actual payment at maturity if the currency performance is positive (meaning that the real has appreciated relative to the dollar) will be limited to the principal amount of $1,000 per security plus the upside payment, even if the real has appreciated relative to the dollar by more than the fixed upside payment amount in percentage terms.  If the currency performance is less than or equal to zero but greater than or equal to -10% (meaning that the real has remained unchanged or depreciated by no more than 10% relative to the dollar) you will receive only the principal amount of $1,000 per security.  If the currency performance is negative and has decreased by more than the buffer amount of 10% (meaning that the real has depreciated by more than 10% relative to the dollar), you will receive an amount in cash that is less than the $1,000 stated principal amount of each security by an amount proportionate to the percentage weakening of the real relative to the dollar, plus a buffer amount of 10%.  However, under no circumstances will the payment due at maturity be less than $100 per security.  See “Hypothetical Payouts on the Securities at Maturity” on PS-7.

Your appreciation potential is fixed and limited
Where the currency performance is positive, the appreciation potential of the securities is limited to the fixed upside payment of $250 per security (25% of the stated principal amount), even if the real has appreciated relative to the dollar by more than the fixed upside payment amount in percentage terms.  See “Hypothetical Payouts on the Securities at Maturity” beginning on PS-7.

The securities will not be listed and secondary trading may be limited
The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

Market price of the securities may be influenced by many unpredictable factors
Several factors, some of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market.  We expect that generally the exchange rate of the real relative to the dollar on any day will affect the value of the securities more than any other single factor.  Other factors that may influence the value of the securities include:

	•	the volatility (frequency and magnitude of changes in value) of the exchange rate;

	•	interest and yield rates in the U.S. and in Brazil;

	•	geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the real or currency markets generally and that may affect the final exchange rate;

	•	the time remaining until the maturity of the securities;

	•	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial loss if on that date the currency performance is less than -10%.

You cannot predict the future performance of the real relative to the dollar based on its historical performance.  The currency performance may be less than -10% so that you will receive for each security you hold at maturity a payment that is less than the stated principal amount of the securities by an amount proportionate to the percentage weakening of the real relative to the dollar, plus the buffer amount of 10%.  There can be no assurance that the currency performance will be positive on the valuation date so that you will receive at maturity an amount that is greater than the principal amount of your investment.  See “Description of Securities—Historical Information.”

The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities
You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity, and, therefore, you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market's view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

The currency exposure achieved by the securities is limited to a single emerging markets currency and therefore exposes you to a significant non-diversified currency risk
The securities are linked to the performance of a single emerging markets currency, the real, and therefore are subject to risk of significant adverse fluctuations in the performance of the real relative to the dollar.  The securities do not provide diversified exposure to currencies generally.  As an emerging markets currency, the real is also subject to an increased risk of significant adverse fluctuations in value.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the issuing countries, which may negatively affect the value of the securities.

The exchange rate between the real and the dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Brazil or elsewhere, and by macroeconomic factors and speculative actions.  The exchange rate is freely negotiated, but may be influenced from time to time by intervention by the Central Bank of Brazil.  From 1995 to 1999, the Central Bank of Brazil allowed the gradual devaluation of the real relative to the U.S. dollar.  In 1999, the real suffered a currency crisis with significant devaluation.  Subsequently, the Central Bank of Brazil allowed the exchange rate to float freely, although subject to frequent intervention by the Central Bank of Brazil to manipulate the exchange rate of the real for dollars.  Since then the exchange rate has fluctuated considerably.  In addition, under certain conditions the government has the ability to restrict the conversion of the real into foreign currencies.  Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include the extent of Brazil’s foreign currency reserves, the size of Brazil’s debt service burden relative to the economy as a whole, Brazil’s policy towards the International Monetary Fund, and political constraints to which Brazil may be subject.

By offering these securities, we are not expressing a view as to whether the real will strengthen or weaken relative to the dollar and we or our affiliates may release research or recommendations that are inconsistent with purchasing or holding the securities.

The securities are subject to currency exchange risk
Fluctuations in the exchange rate between the dollar and the real will affect the value of the securities.  The exchange rate between the real and the dollar is volatile and is the result of numerous factors specific to Brazil and the United States including the supply of, and the demand for, the two currencies, as well as government policy, intervention or actions, but is also influenced significantly from time to time by political or economic developments and by macroeconomic factors and speculative actions related to different regions.  Changes in the exchange rate results over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Brazil and the United States, including economic and political developments in other countries.  Of particular importance to potential currency exchange risk are: (i) existing and expected rates of inflation; (ii) existing and expected interest rate levels; (iii) the balance of payments; and (iv) the extent of governmental surpluses or deficits in Brazil and the United States.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Brazil and the United States and other countries important to international trade and finance.  The weakening of the real relative to the dollar will adversely affect the value of the securities and the return on an investment in the securities.

Government intervention in the currency markets could materially and adversely affect the value of the securities
Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  Governments, including those of Brazil and the United States, may use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the securities is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders.  There will be no offsetting adjustment or change made during the term of the securities in the event that the floating exchange rate between the real and the dollar should become fixed.  Nor will there be any offsetting adjustment or change in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the real or the dollar, or any other currency.  Any significant changes or governmental actions with respect to the real, the dollar or any other currency that result in a weakening of the real relative to the dollar will adversely affect the value of the securities and the return on an investment in the securities.

Even though currencies trade around the clock, the securities will not
The Interbank market in foreign currencies is a global, around-the-clock market.  Therefore, the hours of trading for the securities, if any trading market develops, will not conform to the hours during which the real and the dollar are traded.  Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the securities.  The possibility of these movements should be taken into account in relating the value of the securities to those in the underlying foreign exchange markets.  There is no systematic reporting of last-sale information for foreign currencies.  Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the exchange rate between the real and the dollar used to calculate the currency performance.  There is no regulatory requirement that those quotations be firm or revised on a timely basis.  The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities
As calculation agent, MSCS has determined the initial exchange rate and will determine the final exchange rate and will calculate the amount of cash you will receive at maturity.  Determinations made by MSCS, in its capacity as calculation agent, may adversely affect the payout to you at maturity.

The original issue price of the securities includes the agent’s commissions and certain costs of hedging our obligations under the securities.  The subsidiaries through which we hedge our obligations under the securities expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by the calculation agent and its affiliates	MS & Co. and other affiliates of ours have carried out, and will continue to carry out, hedging activities related to the securities (and possibly to other instruments linked to the real and/or the dollar), including trading in futures, forwards and/or could potentially adversely affect the value of the securities options contracts on the real and/or the dollar as well as in other instruments related to the real and/or the dollar.  MS & Co. and some of our other subsidiaries also trade the real and the dollar and other financial instruments related to the real and the dollar on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities during the term of the securities could potentially affect the exchange rate on the valuation date and, accordingly, the amount of cash you will receive at maturity.

Although the U.S. federal income tax consequences of an investment in the securities are uncertain, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “United States Federal Taxation” in this pricing supplement, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  Assuming this characterization is respected and because the payment on the securities is linked to a foreign currency, it is likely that the securities will be subject to Section 988 of the Internal Revenue Code of 1986, as amended.  In such case, subject to the discussion below concerning the election, any gain or loss recognized by the U.S. Holder will be ordinary income or loss.  While a taxpayer may elect to treat gain or loss on certain forward contracts, futures contracts or option contracts linked to one or more foreign currencies as capital gain or loss, it is unclear whether the election is available for the securities.  The Internal Revenue Service (the “IRS”) could assert that the securities should be treated as debt instruments, whereupon the timing and character of income might differ significantly.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Security” refers to each $1,000 stated principal amount of our Buffered Jump Securities Based on the Performance of the Brazilian Real Relative to the U.S. Dollar due December 23, 2011.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$2,633,000

Pricing Date	July 26, 2010

Original Issue Date (Settlement Date)	July 29, 2010 (3 Business Days after the Pricing Date)

Maturity Date	December 23, 2011

Interest Rate	None

Specified Currency	U.S. dollars

Stated Principal Amount	$1,000 per Security

Original Issue Price	$1,000 per Security

CUSIP Number	617482KB9

ISIN Number	US617482KB94

Denominations	$1,000 and integral multiples thereof

Payment at Maturity	You will receive for each $1,000 Stated Principal Amount of Securities that you hold a Payment at Maturity equal to:

•	if the Currency Performance is positive,

$1,000 plus the Upside Payment,

•	if the Currency Performance is less than or equal to zero but greater than or equal to -10%,

$1,000,

•	if the Currency Performance is less than -10%,

$1,000 x (1 + Currency Performance) + $100.

This payment will be less than the $1,000 Stated Principal Amount. However, under no circumstances will the Payment At Maturity be less than $100 per Security.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to each Security, on or prior to 10:30 a.m. (New York City time) on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity

Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book-Entry Security or Certificated Security” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Upside Payment	$250 per Security (25% of the Stated Principal Amount)

Currency Performance	A fraction, the numerator of which is the Initial Exchange Rate and the denominator of which is the Final Exchange Rate, from which one is subtracted as described by the following formula:

Currency Performance	=	Initial Exchange Rate	–	1
Final Exchange Rate

Buffer Amount	10%

Initial Exchange Rate	1.7669, which is the Exchange Rate on the Pricing Date.

Final Exchange Rate	The Exchange Rate on the Valuation Date, as determined by the Calculation Agent.

Valuation Date	December 20, 2011, subject to adjustment if such date is not a Currency Business Day, as described in the following paragraph.

If December 20, 2011 is not a Currency Business Day, the Valuation Date will be the immediately preceding Currency Business Day.

Exchange Rate	Exchange Rate means, on any Currency Business Day:

With respect to the Brazilian real, the rate for conversion of such currency into U.S. dollars (expressed as the number of units of such currency per U.S. dollar) as determined by reference to the rate displayed on the Reuters Page: BRFR on such Currency Business Day, as determined by the Calculation Agent; provided that if (i) no such rate is displayed on the applicable Reuters Page for such day for such currency, (ii) such day is an Unscheduled Holiday, or (iii) the Calculation Agent determines in good faith that the rate so displayed on the applicable Reuters Page is manifestly incorrect, the Exchange Rate will equal the arithmetic mean, as determined by the Calculation Agent, of the firm quotes of exchange rates for conversion of such currency into U.S. dollars determined by at least five independent leading dealers, selected by the Calculation Agent (the “Reference Dealers”), in the underlying market for such currency taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by such Reference Dealers; provided further that if (i) the difference between the highest and lowest exchange rates for conversion of such currency into U.S. dollars determined by the Reference Dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (ii) the Calculation Agent is unable to obtain five such quotes from the Reference Dealers on such date for any reason, the Exchange Rate shall be the exchange rate as determined by the Calculation Agent in good faith on such day, taking into account any information deemed relevant by the Calculation Agent; provided yet further that, if a Price Materiality Event occurs, the exchange rate for Brazilian real shall be the rate as determined in the definition of “Price Materiality Event” below.

Quotes of Morgan Stanley & Co. Incorporated (“MS & Co.”) or the Calculation Agent or any of their affiliates may be included in the calculation of any mean described above, but only to the extent that any such bid is the highest of the quotes obtained.

If the Brazilian real or the U.S. dollar is lawfully eliminated, converted, redenominated or exchanged by the country that issued such currency after the Pricing Date and prior to the Valuation Date, the Calculation Agent, in its sole discretion, will determine the Final Exchange Rate (or make such adjustment to the Initial Exchange Rate) on the Valuation Date, in accordance with legal requirements and market practice.

Currency Business Day
Any day, other than a Saturday or Sunday, that is (i) neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York and (ii) a day on which dealings in foreign currency in accordance with the practice of the foreign exchange market occur in London, England.

Unscheduled Holiday
A day that is not a Currency Business Day with respect to the real and the market was not made aware of such fact (by means of a public announcement or by reference to other publicly announced information) until a time later than 9:00 a.m. local time in the principal financial center(s) for the real on the date that is two business days prior to the Valuation Date.

Price Materiality Event
Price Materiality Event means that (i) the Exchange Rate as displayed on the applicable reference source for the real has been, in the good faith belief of the Calculation Agent, inflated or deflated by government intervention and (ii) the difference between such rate and the arithmetic mean, as determined by the Calculation Agent, of the exchange rate for conversion of the Brazilian real into U.S. dollars determined by five reference dealers (“Brazilian Reference Dealers’ Rate”), selected by the Calculation Agent in the underlying market for the Brazilian real, taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by the reference dealers, is more than 3%, then, in such case, the exchange rate for the Brazilian real on the Valuation Date will be the Brazilian Reference Dealers’ Rate.  If such difference is less than 3%, then, in such case, the exchange rate for the Brazilian real will be determined as set forth in the definition of “Exchange Rate” above.

Book Entry Security or
Certificated Security
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the Securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book-entry securities, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Security or Subordinated Security	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))

Agent	Morgan Stanley & Co. Incorporated and its successors (“MS & Co.”)

Calculation Agent	Morgan Stanley Capital Services Inc. and its successors (“MSCS”)

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent made in determining the Initial Exchange Rate and must make in determining the Final Exchange Rate.  MSCS is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated using the Exchange Rate as of the date of such acceleration as the Final Exchange Rate.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

Historical Information
The following table sets forth the published high, low and end-of-quarter daily Brazilian real/U.S. dollar exchange rates, expressed as the number of Brazilian reals per one U.S. dollar for each quarter in the period from January 1, 2005 through July 26, 2010.  The Brazilian real/U.S. dollar exchange rate on July 26, 2010 was 1.7648.  The graph following the table sets forth the historical performance of the Brazilian real relative to the U.S. dollar from January 1, 2005 through July 26, 2010.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.

The historical performance of the real relative to the U.S. dollar should not be taken as an indication of future performance, and no assurance can be given as to the Exchange Rate on the Valuation Date.  The Currency Performance on the Valuation Date may be less than -10% so that the Payment at Maturity will be less, and possibly significantly less, than the Stated Principal Amount of the Securities.

We cannot give you any assurance that the Currency Performance will be positive or will be greater than or equal to -10%, so that at maturity you will receive a payment equal to or in excess of the Stated Principal Amount of the Securities.  Your return is linked to the Currency Performance on the Valuation Date, and your return is limited to the Upside Payment regardless of the actual appreciation of the real relative to the dollar, even if that appreciation is greater than the Upside Payment in percentage terms.

	High	Low	Period End
2005
First Quarter	2.7640	2.5665	2.6790
Second Quarter	2.6588	2.3325	2.3325
Third Quarter	2.4870	2.2140	2.2275
Fourth Quarter	2.3800	2.1615	2.3355
2006
First Quarter	2.3364	2.1040	2.1640
Second Quarter	2.3525	2.0555	2.1650
Third Quarter	2.2244	2.1230	2.1690
Fourth Quarter	2.1912	2.1294	2.1364
2007
First Quarter	2.1523	2.0444	2.0594
Second Quarter	2.0478	1.9045	1.9290
Third Quarter	2.0930	1.8336	1.8336
Fourth Quarter	1.8390	1.7330	1.7800
2008
First Quarter	1.8306	1.6689	1.7519
Second Quarter	1.7444	1.5915	1.6037
Third Quarter	1.9634	1.5600	1.9046

	High	Low	Period End
Fourth Quarter	2.5127	1.9176	2.3145
2009
First Quarter	2.4473	2.1765	2.3228
Second Quarter	2.2737	1.9231	1.9518
Third Quarter	2.0092	1.7670	1.7670
Fourth Quarter	1.7866	1.6989	1.7445
2010
First Quarter	1.8950	1.7200	1.7813
Second Quarter	1.8836	1.7270	1.8000
Third Quarter (through July 26, 2010)	1.7926	1.7554	1.7648

Brazilian Real January 1, 2005 through July 26, 2010

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our subsidiaries.  The Original Issue Price of the Securities includes the Agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Securities by taking positions in forwards, futures and options contracts on the U.S. dollar and Brazilian real.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling the U.S. dollar or Brazilian real or forwards or options contracts on the U.S. dollar and Brazilian real or positions in any other available currencies or instruments that we may wish to use in connection with such hedging activities. We cannot give any assurance that our hedging activities have not or will not affect the Brazilian real/U.S. dollar exchange rate and, therefore, adversely affect the payment that you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of Securities set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement; provided that the price will be 99.625% per Security and the Agent’s commissions will be 1.625% per Security for the purchase by any single investor of greater than or equal to $1,000,000 and less than $3,000,000 principal amount of Securities, the price will be 99.438% per Security and the Agent’s commissions will be 1.438% per Security for the purchase by any single investor of greater than or equal to $3,000,000 and less than $5,000,000 principal amount of Securities and the price will be 99.25% per Security and the agent’s commissions will be 1.25% per Security for the purchase by any single investor of greater than or equal to $5,000,000 principal amount of Securities. The Agent may distribute the Securities through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley. Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent a fixed sales commission of 2.00% for each Security they sell; provided that, concessions allowed to MSSB in connection with the offering may be reclaimed by the Agent if, within 30 days of the offering, the Agent repurchases the Securities distributed by MSSB.  After the initial offering of the Securities, the Agent may vary the offering price and other selling terms from time to time.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account. The Agent must close out any naked short position by purchasing the Securities in the open market after the offering. A naked short position in the Securities is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Securities in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market prices or prevent or retard a decline in the market price of the Securities. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of the Securities. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Securities to the public in Hong Kong as the Securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Securities nor make the Securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)  a person who acquires the Securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA..

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in these Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if these Securities are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of these Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any plan involved in the transaction and provided further that the plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving these Securities.

Because we may be considered a party in interest with respect to many plans, unless otherwise specified in the applicable prospectus supplement, these Securities may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Unless otherwise specified in the applicable prospectus supplement, any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of these Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such Securities on behalf of or with “plan assets” of any plan, or with any assets of a governmental or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing these Securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of these Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any of these Securities to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

United States Federal Taxation	Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the

Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

•	purchase the Securities at their “issue price”; and

•	will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;
•	insurance companies;
•	certain dealers and traders in securities, commodities or foreign currencies;
•	investors holding the Securities as part of a hedging transaction, “straddle,” conversion transaction, integrated transaction or constructive sale transaction;
•	U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;
•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
•	regulated investment companies;
•	real estate investment trusts;
•	tax-exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively; or
•	persons subject to the alternative minimum tax.

As stated above, this discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances.  As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Under current law, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “ IRS”) or the courts will agree with the tax treatment described herein.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of each Security as an open transaction.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity. A U.S. Holder should not be required to recognize taxable income over the term of the Securities  prior to maturity, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities. Upon a sale or exchange of the Securities, or upon settlement of the Securities at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.

Character of Gain or Loss.  Because the payment on the Securities is linked to a foreign currency, it is likely that the Securities will be subject to Section 988 of the Code. In such case, subject to the discussion below concerning the election, any gain or loss recognized on the Securities will be ordinary income or loss.  While a taxpayer may elect to treat gain or loss on certain forward contracts, futures contracts or option contracts linked to one or more foreign currencies as capital gain or loss under Section 988(a)(1)(B) of the Code (the “Section 988 election”), it is unclear whether the Section 988 election is available for the Securities.  U.S. Holders should consult their tax advisers about the potential application of Section 988 and the Section 988 election.  In addition, if Section 988 applies to the Securities, a U.S. Holder might be subject to special reporting requirements that apply to foreign currency losses that exceed certain thresholds.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  In particular, the IRS could seek to treat the Securities as “contingent payment debt instruments” or “foreign currency contingent payment debt instruments” for U.S. federal income tax purposes.  If the IRS were successful in asserting that the Securities were either contingent payment debt instruments or foreign currency contingent payment debt instruments, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue original issue discount (“OID”) on the Securities every year at a “comparable yield” determined at the time of their issuance. The risk that a buffered security will be recharacterized, for U.S. federal income tax purposes, as a debt instrument rather than as an open transaction, is higher than with other currency-linked securities that do not provide for the return of principal. On December 7, 2007, the IRS released a revenue ruling in which it concluded that an instrument that resembled a U.S. dollar-denominated prepaid forward contract on the euro should be treated as euro-denominated indebtedness because the purchaser of the instrument initially invested the U.S. dollar equivalent of a fixed amount of euro (the “euro equivalent amount”), received an interest component based on market rates in respect of the euro and received the euro equivalent amount at maturity.  The terms of the Securities, however, are distinguishable from the facts underlying the revenue ruling in a number of material aspects (including, without limitation, the lack of stated interest on the Securities and the existence of a maximum payment at maturity).  Thus, while the scope of the revenue ruling is not clear, we intend to take the position that the reasoning underlying the revenue ruling should not be applicable to the Securities. However, the IRS could assert that the revenue ruling applies to the Securities, and in such case, it is possible that the Securities could be treated as a debt instrument denominated in the foreign currency.

Other alternative federal income tax characterizations of the Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Securities.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While it is not clear whether instruments such as the Securities  would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.   U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Securities and the proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign trust or estate.

The term “Non-U.S. Holder” does not include any of the following holders:

•
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or

•	a holder for whom income or gain in respect of a Security is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general.  Assuming the treatment of the Securities as set forth above is respected, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Non-U.S. Holders should note that because the characterization of the Securities is unclear, payments made to you with respect to the Securities  may be subject to U.S. federal withholding tax unless the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding the

Securities on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether instruments such as the Securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might affect the withholding tax consequences of an investment in the Securities, possibly with retroactive effect.  Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with certification necessary to establish an exemption from backup withholding).  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.  If you are a Non-U.S. Holder, you should consult your tax adviser regarding the U.S. federal withholding and income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities ― Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withholding from a payment to a Non-

U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.